Exhibit 10.1

P.O. BOX 181000, COLUMBUS, OHIO 43218 TEL 614.474.4001

July 16, 2010

Ms. Mylle H. Mangum

Chief Executive Officer

IBT Enterprises, LLC

1770 Indian Trail, Suite 300

Norcross, Georgia 30093

Dear Mylle:

On behalf of Express, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”) and a member of each of the Audit Committee and Compensation and Governance Committee of the Board. You will be designated a Class II director with an initial term expiring in 2012. We believe that your skills, expertise and knowledge will prove very helpful to the Company and its stockholders.

In connection with your service as a director, you will be eligible for equity grants under the Express, Inc. 2010 Incentive Compensation Plan (the “2010 Plan”). Upon your appointment to the Board, you will be entitled to receive a grant of 10,000 stock options under the terms of the 2010 Plan. One quarter of the stock options will vest on each of the first, second, third and fourth anniversaries of the date of grant, provided that you continue to serve on the Board from the date of grant through the applicable vesting date.

In addition to equity compensation, you will be entitled to receive cash compensation of (1) an Annual Retainer of $100,000 for your service as a director, (2) an Audit Committee Annual Retainer of $10,000 and (3) a Compensation and Governance Committee Annual Retainer of $10,000. Cash retainers will be paid to you quarterly in advance for the periods in which you serve as a director or committee member, as applicable. You will be reimbursed for reasonable out-of-pocket expenses incurred by you in connection with your services to the Company in accordance with the Company’s established policies. In addition, you will be covered by the Company’s D&O insurance and given an opportunity to execute the Company’s standard director indemnification agreement.

Our expectation is that the Board will meet at least quarterly. The committees of the Board will also meet on a schedule to be determined. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.

Ms. Mylle H. Mangum

July 16, 2010

Your services on the Board will be in accordance with, and subject to, the Company’s Bylaws and the Certificate of Incorporation, as such may be amended from time to time. In accepting this offer, you are representing to us that (1) you do not know of any conflict that would restrict you from becoming a director of the Company and (2) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (415) 983-2707.

Sincerely,

Express, Inc.

/s/ Stefan L. Kaluzny
Stefan L. Kaluzny
Chairman of the Board

Accepted and agreed to this
23rd day of July, 2010

/s/ Mylle H. Mangum
Mylle H. Mangum

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